EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the use of our reports dated March 8, 2013, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 29, 2012 and December 31, 2011, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2012, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 29, 2012, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon
May 8, 2013